Exhibit 1.1

Execution Version

$125,000,000

BRISTOW GROUP INC.

4.50% Convertible Senior Notes due 2023

UNDERWRITING AGREEMENT

December 13, 2017

Credit Suisse Securities (USA) LLC

Barclays Capital Inc.

Merrill Lynch, Pierce, Fenner & Smith

             Incorporated

As Representatives of the Several Underwriters,

c/o Credit Suisse Securities (USA) LLC,

Eleven Madison Avenue,

New York, N.Y. 10010-3629

Dear Sirs:

1.    Introductory. Bristow Group Inc., a Delaware corporation (“Company”), agrees with the several Underwriters named in Schedule A (“Underwriters”) to this agreement (this “Agreement”), for whom you are acting as representative (in such capacity, the “Representatives”), to issue and sell to the several Underwriters $125,000,000 principal amount (“Firm Securities”) of its 4.50% Convertible Senior Notes due 2023 (the “Notes”) and also agrees to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than $18,750,000 additional principal amount (“Optional Securities”) of its Notes as set forth below, all to be issued under an indenture, dated as of June 17, 2008, and as supplemented through the First Closing Date (“Indenture”), between the Company and U.S. Bank National Association, as Trustee. The Firm Securities and the Optional Securities, together with the related Guarantees, are herein collectively called the “Offered Securities.” The Notes will be guaranteed (the “Guarantees”) on a senior unsecured basis by the subsidiaries of the Company listed on the signature pages hereof (the “Guarantors”). The Notes and the Guarantees are herein collectively called the “Securities.”

In connection with the offering of the Firm Securities, the Company is separately entering into convertible note hedge transactions and warrant transactions with certain of the Underwriters or their respective affiliates (the “Call Spread Counterparties”), in each case pursuant to convertible note hedge confirmations (the “Base Bond Hedge Confirmations”) and warrant confirmations (the “Base Warrant Confirmations”), respectively, each dated the date hereof (the Base Bond Hedge Confirmations and the Base Warrant Confirmations, collectively, the “Base Call Spread Confirmations”), and in connection with the issuance of any Optional Securities, the Company and the Call Spread Counterparties may enter into additional convertible note hedge transactions and additional warrant transactions pursuant to additional convertible note hedge confirmations (the “Additional Bond Hedge Confirmations”) and additional warrant confirmations (the “Additional Warrant Confirmations” and, together with the Base Warrant Confirmations, the “Warrant Confirmations”), respectively, each to be dated the date on which the option granted to the Underwriters pursuant to Section 3 to purchase such Optional Securities is exercised (the Additional Bond Hedge Confirmations and the Additional Warrant Confirmations, collectively, the “Additional Call Spread Confirmations” and, together with the Base Call Spread Confirmations, the “Call Spread Confirmations”).

2.    Representations and Warranties of the Company. The Company and each of the Guarantors, jointly and severally, represent and warrant to, and agree with, the several Underwriters that:

(a)    Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company and the Guarantors have filed with the Commission a registration statement on Form S-3 (No. 333-206535), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 5:50 pm (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Underlying Shares” shall mean shares of common stock, par value $0.01 per share, of the Company into which the Securities are convertible.

“Warrant Securities” shall mean the maximum number of shares of common stock, par value $0.01 per share, of the Company issuable upon exercise and settlement or termination of the warrants issued pursuant to the Base Call Spread Confirmations and any Additional Call Spread Confirmations.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b)    Compliance with Securities Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(c)    Shelf Registration Statement. (i) Well-Known Seasoned Issuer Status. At the time of initial filing of the Registration Statement, the Company was a “well-known seasoned issuer” as defined in Rule 405, including not having been an “ineligible issuer” as defined in Rule 405.

(ii)    Expiration of Shelf Registration Statement. The Registration Statement initially became effective within three years of the date of this Agreement. If immediately prior to the Renewal Deadline (as hereinafter defined), any of the Offered Securities remain unsold by the Underwriters, the Company will prior to the Renewal Deadline file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Offered Securities, in a form satisfactory to Credit Suisse Securities (USA) LLC (the “Lead Underwriter”). If the Company is no longer eligible to file an automatic shelf registration statement, the Company will prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Offered Securities, in a form satisfactory to the Lead Underwriter, and will use its best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the

Offered Securities. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be. “Renewal Deadline” means the third anniversary of the initial effective time of the Registration Statement.

(iii)    Eligibility to Use Shelf Registration Form. The Company meets (a) the eligibility criteria for use of Form S-3 under the Act and (b) the eligibility criteria for use of Form S-3 under the Act as such criteria existed prior to October 21, 1992.

(iv)    Filing Fees. The Company has paid or shall pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(d)    Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Securities, all as described in Rule 405.

(e)    General Disclosure Package. As of the Applicable Time and the Closing Date, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and the preliminary prospectus supplement, dated December 12, 2017, including the base prospectus, dated July 21, 2017 (which is the most recent Statutory Prospectus distributed to investors generally) and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(f)    Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(g)    Good Standing of the Company. The Company has been duly incorporated and is existing and in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”).

(h)    Subsidiaries. The entities listed on Schedule E hereto include every direct and indirect subsidiary of the Company that is a “significant subsidiary” (as such term is defined in Item 1-02(w) of Regulation S-X). Each Guarantor and each other significant subsidiary of the Company has been duly incorporated or otherwise organized and is an existing corporation, limited liability company or other business entity in good standing under the laws of the jurisdiction of its incorporation or organization, with power and authority (corporate, limited liability company and other) to own its properties and conduct its business as described in the General Disclosure Package; and each Guarantor and each other significant subsidiary of the Company is duly qualified to do business as a foreign corporation or other business entity in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect; all of the issued and outstanding capital stock or other equity securities of each Guarantor and each other significant subsidiary of the Company have been duly authorized and validly issued and are fully paid and, in the case of corporate subsidiaries, nonassessable and the capital stock or other equity securities of each Guarantor and each other significant subsidiary owned by the Company, directly or through subsidiaries, are owned free from liens, encumbrances and defects, except to the extent such capital stock or other equity securities are subject to a lien or encumbrance in connection with the Amended and Restated Revolving Credit and Term Loan Agreement, dated November 22, 2010, among the Company, certain lenders party thereto, SunTrust Bank as administrative agent, JPMorgan Chase Bank, National Association and Bank of America, N.A. as co-syndication agents, and Wells Fargo Bank, National Association, Regions Bank and BBVA Compass as co-documentation agents (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Facility”).

(i)    Execution and Delivery of Indenture. The Indenture has been duly authorized by the Company and the Guarantors and has been duly qualified under the Trust Indenture Act; the Offered Securities have been duly authorized by the Company and the Guarantors and, when the Offered Securities are delivered and paid for pursuant to this Agreement on each Closing Date, the Indenture will have been duly executed and delivered, such Offered Securities will have been duly executed, authenticated, issued and delivered, will conform in all material respects to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus and the Indenture and such Offered Securities will constitute valid and legally binding obligations of the Company and the Guarantors, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and will be entitled to the benefits of the Indenture.

(j)    Offered Securities. When the Offered Securities are delivered and paid for pursuant to this Agreement on each Closing Date, such Offered Securities will be in the form contemplated by, and convertible into the Underlying Shares of the Company in accordance with, the terms of the Indenture; the Underlying Shares initially issuable upon conversion of such Offered Securities have been duly authorized and reserved for issuance upon such conversion, conform in all material respects to the information in the General Disclosure Package and to the description of such Underlying Shares contained in the Final Prospectus; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package; all outstanding shares of capital stock of the Company are, and when issued upon conversion the Underlying Shares will be, validly issued, fully paid and nonassessable; the stockholders of the Company have no preemptive rights with respect to the Offered Securities or the Underlying Shares, and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder.

(k)    No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(l)    Call Spread Confirmations. The Base Call Spread Confirmations have been duly authorized, executed and delivered by the Company and are enforceable against the Company in accordance with their terms, and any Additional Call Spread Confirmations will, on or prior to the date such Additional Call Spread Confirmations are entered into, have been duly authorized, executed and delivered by the Company and each will be enforceable against the Company in accordance with their terms, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(m)    Warrant Securities. The Warrant Securities have been duly authorized and reserved and, when issued upon exercise and settlement or termination of such the Warrant Confirmations in accordance with the terms of such Warrant Confirmations, will be validly issued, fully paid and nonassessable, and the stockholders of the Company have no preemptive rights with respect to the Warrant Securities.

(n)    Registration Rights. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, “registration rights”) that have not been validly waived or satisfied prior to the date hereof.

(o)    Listing. The Underlying Shares and the Warrant Securities have been approved for listing on The New York Stock Exchange, subject to notice of issuance.

(p)    Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement, the Call Spread Confirmations (including the issuance of the Warrant Securities) or the Indenture in connection with the offering, issuance and sale of the Offered Securities and Underlying Shares, except such as have been obtained, or made and such as may be required under state securities laws; provided, however, that a filing with the Commission pursuant to Rule 424(b) may be made after the date hereof so long as such filing is made within the time period specified in the applicable provision of such rule in accordance with the terms of this Agreement.

(q)    Title to Property. Except as disclosed in the General Disclosure Package, (i) the Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, charges, encumbrances and defects that would affect the value thereof or materially interfere with the use made or to be made thereof by them and (ii) the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would interfere with the use made or to be made thereof by them, except in each case, for such liens, charges, encumbrances, defects and exceptions that would not have a Material Adverse Effect.

(r)    Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of the Indenture, the Call Spread Confirmations (including the issuance of the Warrant Securities) and this Agreement, and the issuance and sale of the Offered Securities and Underlying Shares and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company, the Guarantors or any of the Company’s other significant subsidiaries pursuant to, (i) the charter or by-laws or similar constitutive document of the Company, the Guarantors or any of the Company’s other subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, the Guarantors or any of the Company’s other subsidiaries or any of their properties, (iii) or any agreement or instrument to which the Company, the Guarantors or any of the Company’s other subsidiaries is a party or by which the Company, the Guarantors or any of the Company’s other subsidiaries is bound or to which any of the properties of the Company, the Guarantors or any of the Company’s other subsidiaries is subject except, in the case of clauses (ii) and (iii), where any such breach, violation or default would not, individually or in the aggregate, have a Material Adverse Effect or materially adversely affect consummation of the transactions contemplated hereby; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company, the Guarantors or any of the Company’s other subsidiaries.

(s)    Absence of Existing Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its respective charter or by-laws or similar constitutive document or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except for such defaults that would not, individually or in the aggregate have a Material Adverse Effect.

(t)    Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Guarantors.

(u)    Possession of Licenses and Permits. The Company and its subsidiaries possess, and are in compliance with the terms of, adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of their respective businesses now conducted or proposed in the General Disclosure Package to be conducted by them, except where the lack thereof would not, individually or in the aggregate, have a Material Adverse Effect and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(v)    Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company and the Guarantors, is imminent, and the Company and the Guarantors are not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, that, in any such case, is reasonably expected to have a Material Adverse Effect.

(w)    Possession of Intellectual Property. The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “Intellectual Property Rights”) necessary to conduct the business now operated by them, or presently employed by them, except where the failure to own, possess or acquire such Intellectual Property Rights would not, individually or in the aggregate, have a Material Adverse Effect and have not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(x)    Environmental Laws. Except as disclosed in the General Disclosure Package, neither the Company nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and except as disclosed in the General Disclosure Package, the Company is not aware of any pending investigation which is reasonably expected to lead to such a claim.

(y)    Accurate Disclosure. The statements in the Registration Statement, the General Disclosure Package and the Final Prospectus under the headings “Material U.S. Federal Income Tax Considerations,” “Description of the Notes,” “Description of Capital Stock” and “Underwriting,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are, in all material respects, accurate and fair summaries of such legal matters, agreements, documents or proceedings.

(z)    Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(aa)    Statistical and Market-Related Data. Any third-party statistical and market-related data included or incorporated by reference in a Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate.

(bb)    Internal Controls and Compliance with the Sarbanes-Oxley Act. The Company, its subsidiaries and its directors (in their capacities as such) are in compliance with Sarbanes-Oxley and all applicable Exchange Rules. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. General Accepted Accounting Principles (“GAAP”) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) the Company has adopted and applies corporate governance guidelines and (vi) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, a Statutory Prospectus and the General Disclosure Package is prepared in accordance with the Commission’s rules and guidelines applicable thereto. The Internal Controls are overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. The Company has not publicly disclosed or reported to the Audit Committee or the Board, and the Company does not reasonably expect to publicly disclose or report to the Audit Committee or the Board within the next 90 days, a significant deficiency, material weakness or change in Internal Controls of the Company, or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), other than those which would not, individually or in the aggregate, have a Material Adverse Effect.

(cc)    Disclosure Controls and Procedures. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.

(dd)    Absence of Accounting Issues. To the best of the knowledge of the executive officers of the Company and the Guarantors with reasonable diligence, the Audit Committee is not reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies, in each case in any material respect; (ii) any matter which could reasonably be expected to result in a restatement of the Company’s financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any Internal Control Event.

(ee)    Litigation. Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company or the Guarantors to perform its obligations under the Indenture or this Agreement, or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the knowledge of the Company and the Guarantors, contemplated.

(ff)    Financial Statements. The financial statements included or incorporated by reference in the Registration Statement, a Statutory Prospectus and the General Disclosure Package comply in all material respects with the applicable requirements of the Act and the Exchange Act, as applicable, and present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP in the United States applied on a consistent basis. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, a Statutory Prospectus and the General Disclosure Package fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(gg)    Independent Registered Public Accounting Firm. KPMG LLP, who have audited certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm as required by the Securities Laws.

(hh)    No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries, taken as a whole, that is material and adverse, (ii) except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock and (iii) except as disclosed in or contemplated by the General Disclosure Package, there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its subsidiaries.

(ii)    Investment Company Act. The Company and the Guarantors are not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package (including the transactions contemplated by the Call Spread Confirmations), will not be an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(jj)    Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Section 3(a)(62) under the Exchange Act (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has informed the Company that it is considering any of the actions described in Section 7(c)(ii) hereof.

(kk)    Anti-Corruption. Except as disclosed in the General Disclosure Package, during the past five years, neither the Company nor any of its subsidiaries or affiliates, nor any director, officer or employee thereof, nor, to the Company’s knowledge, any agent or representative of the Company or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to improperly influence official action or secure an improper advantage; and, during the past five years, the Company and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws. The Company and its subsidiaries and affiliates have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(ll)    Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company and the Guarantors, threatened.

(mm)    Economic Sanctions. As of the date of this Agreement, (i) neither the Company nor any of its subsidiaries, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is 50% or more owned, directly or indirectly, by a Person or Persons that is or are: (A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC), the United Nations Security Council (UN), the European Union (EU), Her Majesty’s Treasury (UK HMT), the Swiss Secretariat of Economic Affairs (SECO), the Hong Kong Monetary Authority (HKMA), the Monetary Authority of Singapore

(MAS), or other relevant sanctions authority (collectively, “Sanctions”), nor (B) located, organized or resident in a country or territory that is itself the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea and Syria).

(ii)    The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person: (A) in order to fund any activities or business of or with any Person or in any country or territory that, at the time of such funding, is the subject of Sanctions in a manner that is prohibited under Sanctions; or (B) in any other manner that will foreseeably result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii)    For the past five years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions in a manner that is prohibited under Sanctions.

3.    Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company and the Guarantors agree to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company at a purchase price of 97.75% of the principal amount thereof plus accrued interest from December 18, 2017 to the Closing Date (as hereinafter defined), the respective principal amounts of Firm Securities set forth opposite the names of the Underwriters in Schedule A hereto.

The Company will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Lead Underwriter drawn to the order of the Company at the office of Baker Botts L.L.P. (“Baker Botts”), 910 Louisiana, Houston, Texas 77002, at 10 A.M., New York time, on December 18, 2017, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “First Closing Date.” For purposes of Rule 15c6-1 under the Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The Firm Securities so to be delivered or evidence of their issuance will be made available for checking at the above office of Baker Botts at least 24 hours prior to the First Closing Date.

In addition, upon written notice from the Representatives given to the Company from time to time within the 13-day period beginning on, and including, the First Closing Date, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per principal amount of Securities (including any accrued interest thereon to the related Optional Closing Date to be paid for the Firm Securities). The Company agrees to sell to the Underwriters the principal amount of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the principal amount of Firm Securities set forth opposite such Underwriter’s name bears to the total principal amount of Firm Securities (subject to adjustment by the Representatives to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Company.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date,” which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Optional Securities is given, nor in any event later than the last day in the 13-day period beginning on, and including, the First Closing Date. The Company will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price therefor in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Company, at the above office of Baker Botts. The Optional Securities being purchased on each Optional Closing Date or evidence of their issuance will be made available for checking at the above office of Baker Botts at a reasonable time in advance of such Optional Closing Date.

4.    Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5.    Certain Agreements of the Company and the Guarantors. The Company and the Guarantors, jointly and severally, agree with the several Underwriters that:

(a)    Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus), pursuant to and in accordance with Rule 424(b) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.

(b)    Filing of Amendments; Response to Commission Requests. The Company will promptly advise the Representatives of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representatives a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Representatives promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the

Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c)    Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus (or the General Disclosure Package if the Final Prospectus has not yet been filed under the Act) as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. If any such amendment to the Registration Statement or supplement to the Final Prospectus (or any new registration statement contemplated by Section 2(c)) is required to be filed or delivered at any time during the nine months immediately following the date that the Final Prospectus is filed with the Commission pursuant to Rule 424(b), the costs of preparing and filing such amendment or supplement (or such new registration statement), and the other costs incidental thereto, shall be at the Company’s expense; if any such amendment to the Registration Statement or supplement to the Final Prospectus (or such new registration statement) is required to be filed or delivered at any time later than nine months immediately following the date that the Final Prospectus is filed with the Commission pursuant to Rule 424(b), the costs of preparing and filing such amendment or supplement (or such new registration statement), and the other costs incidental thereto, shall be at the Underwriters’ expense. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d)    Rule 158. As soon as practicable, but not later than 17 months after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e)    Furnishing of Prospectuses. The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives reasonably request. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f)    Blue Sky Qualifications. The Company will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for the distribution of the Offered Securities; provided, however, that neither the Company nor the Guarantors shall be obligated to qualify or register as a foreign corporation or as a dealer in securities or to take any action that would subject it to general service of process in any such jurisdiction or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(g)    Reporting Requirements. During the period of five years hereafter, the Company will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other publicly available information concerning the Company as the Representatives may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.

(h)    Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to any filing fees and other expenses (including fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives designate and the preparation and printing of memoranda relating thereto, costs and expenses related to the review by the National Association of Securities Dealers, Inc. of the Offered Securities (including filing fees and the fees and expenses of counsel for the Underwriters relating to such review), costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company including the chartering of airplanes, fees and expenses incident to listing the Underlying Shares, the Warrant Securities and the Offered Securities on the New York Stock Exchange, American Stock Exchange,

NASDAQ Stock Market and other national and foreign exchanges, fees and expenses in connection with the registration of the Underlying Shares under the Exchange Act, and expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors, but not including travel and lodging expenses of the Underwriters.

(i)    Use of Proceeds. The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(j)    Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(k)    Restriction on Sale of Securities. For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Securities, the Underlying Shares or any securities convertible into or exchangeable or exercisable for any of its Securities or Underlying Shares (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities other than a registration statement on Form S-8 or any successor form in connection with the registration of securities pursuant to any employee benefit plan in effect on the date hereof, or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse Securities (USA) LLC except issuances of Lock-Up Securities pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof, grants under director and employee stock plans in effect on the date hereof, issuances of Lock-Up Securities pursuant to the issuance, vesting or exercise of an award under any such plan including forfeiture to the Company of common stock in satisfaction of tax withholding obligations arising in connection with such issuance, vesting or exercise, the sale of any Offered Securities to the Underwriters pursuant to this Agreement and issuances of the Underlying Shares pursuant to this Agreement or the entry into, and the exercise and settlement or termination of, the transactions evidenced by the Warrant Confirmations. The initial Lock-Up Period will commence on the date hereof and continue for 60 days after the date hereof or such earlier date that the Representatives consent to in writing.

(l)    Reservation of Common Stock. The Company will reserve and keep available at all times, free of preemptive rights, shares of common stock, par value $0.01, of the Company for the purpose of enabling the Company to satisfy all obligations to issue the Underlying Shares and the maximum number of Warrant Securities issuable upon exercise and settlement or termination of the transactions evidenced by the Warrant Confirmations.

(m)    Listing. The Company will effect the listing on The New York Stock Exchange of on or prior to the Closing Date, and will use its best efforts to maintain the listing on The New York Stock Exchange of at all times, the Underlying Shares and the maximum number of Warrant Securities issuable upon exercise and settlement or termination of the warrants evidenced by the Warrant Confirmations.

6.    Free Writing Prospectuses. (a) Issuer Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Lead Underwriter, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Lead Underwriter, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Lead Underwriter is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b)    Term Sheets. The Company will prepare a final term sheet relating to the Offered Securities, containing only information that describes the final terms of the Offered Securities and otherwise in a form consented to by the Lead Underwriter, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for the offering of the Offered Securities. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. The Company also consents to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Offered Securities or their offering or (y) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

7.    Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company and the Guarantors herein (as though made on such Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company and the Guarantors of their respective obligations hereunder and to the following additional conditions precedent:

(a)    Accountants’ Comfort Letter. The Representatives shall have received letters, dated, respectively, the date hereof and each Closing Date, of KPMG LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and substantially in the form of Schedule C hereto (except that, in any letter dated a Closing Date, the specified date referred to in Schedule C hereto shall be a date no more than three days prior to such Closing Date).

(b)    Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(c)    No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole, other than as set forth in the General Disclosure Package, which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to proceed with the offering, sale or delivery of the Offered Securities or to enforce contracts for the sale of the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization,” or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or The

NASDAQ Stock Market, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to proceed with the offering, sale or delivery of the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d)    Opinion of Counsel for Company. The Representatives shall have received an opinion, dated such Closing Date, of Baker Botts, counsel for the Company and the Guarantors, to the effect that:

(i)    Good Standing of the Company. The Company has been duly incorporated and is existing and in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in the State of Texas;

(ii)    Indenture; Offered Securities. The Base Indenture has been duly authorized, executed and delivered by the Company and the Delaware Guarantors and the Sixth Supplemental Indenture has been duly authorized, executed and delivered by the Company and the Delaware Guarantors; the Offered Securities delivered on such Closing Date have been duly authorized and executed by the Company and the Delaware Guarantors, as applicable, and conform in all material respects to the description of such Offered Securities contained in the General Disclosure Package and the Final Prospectus; and each of the Base Indenture and the Sixth Supplemental Indenture (assuming the due authorization, execution and delivery thereof by the Trustee) and the Offered Securities delivered on such Closing Date (when authenticated by the Trustee in the manner provided in the Indenture and delivered through the facilities of The Depository Trust Company against payment of the purchase price therefore) constitute valid and legally binding obligations of the Company and the Guarantors, as applicable, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding at equity or at law) and public policy; and the Indenture has been duly qualified under the Trust Indenture Act;

(iii)    Underlying Shares. The Offered Securities delivered on such Closing Date are convertible into the Underlying Shares of the Company in accordance with the terms of the Indenture; the Underlying Shares initially issuable upon conversion of such Offered Securities have been duly authorized and reserved for issuance upon such conversion, conform as to legal matters in all material respects to the description of such Underlying Shares contained in the General Disclosure Package and the Final Prospectus; the stockholders of the Company have no preemptive rights with respect to the Underlying Shares under the Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, each as amended to date, the Delaware General Corporation Law or, to the knowledge of such counsel, any other agreements or instruments to which the Company is a party, with respect to the Offered Securities; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package; when issued upon conversion of the Offered Securities, the Underlying Shares will be, validly issued, fully paid and nonassessable;

(iv)    Investment Company Act. Each of the Company and the Guarantors is not and, after giving effect to the offering and sale of the Offered Securities delivered on such Closing Date and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act;

(v)    Absence of Further Requirements. No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required to be obtained or made by the Company or the Guarantors for the consummation of the transactions contemplated by this Agreement in connection with the offering, issuance and sale of the Offered Securities by the Company and the Guarantors, and the issuance of the Underlying Shares by the Company upon conversion of the Offered Securities, as applicable, except such as have been obtained or made under the Act and the Trust Indenture Act and such consents, approvals or filings as may be required by or with the Financial Industry Regulatory Authority, Inc. (“FINRA”) (as to which we have not been requested to, and do not, express any opinion) and such as may be required under state securities or “blue sky” laws or The New York Stock Exchange (as to which we have not been requested to, and do not, express any opinion);

(vi)    Absence of Defaults and Conflicts Resulting from Transaction. The execution and delivery of the Indenture and this Agreement by the Company and the Guarantors, the issuance and sale of the Offered Securities by the Company and the Guarantors, the issuance of the Underlying Shares by the Company upon conversion of the Offered Securities and compliance by the Company and the Guarantors, as applicable, with the terms and provisions thereof on such Closing Date will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or the Delaware Guarantors pursuant to (i) the charter or by-laws or similar constitutive document of the Company or the Delaware Guarantors, (ii) the Delaware General Corporation Law, the Delaware Limited Liability Company Act and those laws and regulations of the State of New York and the federal laws, rules and regulations of the United States of America, in each case that, in the experience of such counsel, are normally applicable to transactions contemplated by this Agreement and the Indenture (provided, however, that such counsel need express no opinion with respect to compliance with any state securities or other federal or state anti-fraud statutes, rules or regulations or other securities laws or the rules and regulations of FINRA), or (iii) any agreement or instrument that is filed or incorporated by reference as an exhibit to the Registration Statement except, in the case of clauses (ii) and (iii), where any such breach, violation or default would not, individually or in the aggregate, have a Material Adverse Effect or materially adversely affect the consummation of the transactions contemplated hereby;

(vii)    Compliance with Registration Requirements; Effectiveness. The Registration Statement has become effective under the Act, the Final Prospectus was filed with the Commission pursuant to the subparagraph of Rule 424(b) specified in such opinion on the date specified therein, and, to the best of the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated by the Commission under the Act;

(viii)    Description of Securities and Offering. The statements in the Registration Statement, the General Disclosure Package and the Final Prospectus under the captions “Description of the Notes,” “Description of Capital Stock” and “Underwriting” of legal matters, agreements, documents or proceedings are accurate summaries thereof in all material respects;

(ix)    Description of Tax Considerations. The statements in the Registration Statement, the General Disclosure Package and the Final Prospectus under the caption “Material U.S. Federal Income Tax Considerations” of legal matters are accurate summaries thereof in all material respects; and

(x)    Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Delaware Guarantors.

(e)    Such counsel shall also include, in a separate paragraph of its opinion, statements to the following effect:

Such counsel has reviewed the Registration Statement, the General Disclosure Package and the Final Prospectus and has participated in conferences with officers and other representatives of the Company and the Guarantors, with representatives of the Company’s independent registered public accounting firm and with the Underwriters’ representatives and the Underwriters’ counsel, at which the contents of the Registration Statement, the General Disclosure Package, the Final Prospectus and related matters were discussed. The purpose of such counsel’s professional engagement was not to establish or confirm factual matters set forth in the Registration Statement, the General Disclosure Package or the Final Prospectus, and such counsel has not undertaken to verify independently any of the factual matters in such documents. Moreover, many of the determinations required to be made in the preparation of the Registration Statement, the General Disclosure Package and the Final Prospectus involve matters of a non-legal nature. Accordingly, such counsel is not passing upon, and does not assume any responsibility for, the accuracy, completeness or fairness of the statements contained or included in the Registration Statement, the General Disclosure Package or the Final Prospectus (except to the extent stated in Sections 7(d)(viii) and 7(d)(ix) above). Subject to the foregoing and on the basis of the information such counsel gained in the course of performing the services referred to above, such counsel advises the Underwriters that:

(a)    the Registration Statement, as of the latest Effective Time, the preliminary prospectus, as of the Applicable Time, and the Final Prospectus, as of its date and the Closing Date, appear on their face to be appropriately responsive in all material respects to the requirements of the Act and the Rules and Regulations; and

(b)    nothing came to such counsel’s attention that caused such counsel to believe that:

(1)    the Registration Statement, as of the latest Effective Time, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading,

(2)    the General Disclosure Package, as of the Applicable Time, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or

(3)    the Final Prospectus, as of its date or as of the Closing Date, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

it being understood that in each case such counsel has not been asked to, and does not, express any belief with respect to (a) the financial statements and schedules and other financial or accounting information contained or included or incorporated by reference therein or omitted therefrom, (b) the representations and warranties and other statements of fact contained in the exhibits to the Registration Statement or to documents incorporated by reference therein or (c) that part of the Registration Statement that constitutes the Form T-1.

(f)    Opinion of General Counsel of the Company. The Representatives shall have received an opinion, dated such Closing Date, of Timothy Knapp, Senior Vice President, General Counsel and Corporate Secretary of the Company, to the effect that:

(i)    Good Standing of the Company. The Company is duly qualified to do business as a foreign corporation in good standing in all jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect;

(ii)    Subsidiaries. Each Delaware Guarantor and each other significant subsidiary of the Company has been duly incorporated or otherwise organized and is an existing corporation, limited liability company or other business entity in good standing under the laws of the jurisdiction of its incorporation or organization, with power and authority (corporate, limited liability company and other, as applicable) to own its properties and conduct its business as described in the General Disclosure Package; and each Guarantor and each other significant subsidiary of the Company is duly qualified to do business as a foreign corporation or other business entity in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect; all of the issued and outstanding capital stock or other equity securities of each Guarantor and each other significant subsidiary of the Company have been duly authorized and validly issued and are fully paid and, in the case of corporate subsidiaries, nonassessable; and the capital stock or other equity securities of each Delaware Guarantor and each other significant subsidiary owned by the Company, directly or through subsidiaries, are owned free from liens, encumbrances and defects, except to the extent such capital stock or other equity securities are subject to a lien or encumbrance in connection with the Credit Facility;

(iii)    Title to Property. Except as disclosed in the General Disclosure Package, (A) the Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them and (B) the

Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them, except, in each case, for such liens, charges, encumbrances, defects and exceptions that would not have a Material Adverse Effect;

(iv)    Absence of Existing Defaults and Conflicts. (A) Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or similar constitutive document and (B) to the best of such counsel’s knowledge, no default (or event which, with the giving of notice or lapse of time would be a default) has occurred in the due performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument that is described or referred to in the Registration Statement or the General Disclosure Package or filed or incorporated by reference as an exhibit to the Registration Statement except, in the case of clause (B), for such defaults that would not, individually or in the aggregate, have a Material Adverse Effect;

(v)    Shares of the Company. All outstanding shares of capital stock of the Company and the Guarantors are validly issued, fully paid and nonassessable; and

(vi)    Legal or Governmental Proceedings. Such counsel does not know of any legal or governmental proceedings pending or threatened by or before any court or governmental agency, authority or body required to be described in a Registration Statement or the Final Prospectus which are not described as required or of any contracts or documents of a character required to be described in a Registration Statement or the Final Prospectus or to be filed as exhibits to a Registration Statement which are not described and filed as required.

(g)    Opinion of Alaska Counsel for the Company. The Representatives shall have received from Davis Wright Tremaine LLP, counsel for the Company, such opinion or opinions, dated the Closing Date, with respect to such matters with respect to the State of Alaska, as the Representatives may require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(h)    Opinion of Louisiana Counsel for the Company. The Representatives shall have received from Phelps Dunbar LLP, counsel for the Company, such opinion or opinions, dated the Closing Date, with respect to such matters with respect to the State of Louisiana as the Representatives may require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(i)    Opinion of Counsel for Underwriters. The Representatives shall have received from Vinson & Elkins L.L.P., counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(j)    Officer’s Certificate. The Representatives shall have received a certificate, dated such Closing Date, of an executive officer of the Company and the Guarantors and a principal financial or accounting officer of the Company and the Guarantors in which such officers shall state that: the representations and warranties of the Company and the Guarantors in this Agreement are true and correct; the Company and the Guarantors have complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the dates of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business or properties of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(k)    Lock-up Agreements. On or prior to the date hereof, the Representatives shall have received lock-up letters substantially in the form set forth on Schedule D hereto from each of the executive officers and directors of the Company.

(l)    Listing. The Underlying Shares and the maximum number of Warrant Securities issuable upon exercise and settlement or termination of the warrants evidenced by the Warrant Confirmations shall have been approved for listing on The New York Stock Exchange, subject to notice of issuance.

The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Representatives may in its sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8.    Indemnification and Contribution. (a) Indemnification of Underwriters. The Company and the Guarantors, jointly and severally, will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such

Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d), or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that neither the Company nor any Guarantor will be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.

(b)    Indemnification of Company. Each Underwriter will severally and not jointly indemnify and hold harmless the Company and the Guarantors, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: (i) the concession figure appearing in the 4th paragraph under the caption “Underwriting” and (ii) the information contained in the 10th through 12th paragraphs under the caption “Underwriting.”

(c)    Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d)    Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantors on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the Guarantors bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors, on the one hand, or the Underwriters, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company, the Guarantors and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9.    Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First or any Optional Closing Date and the aggregate principal amount of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Lead Underwriter may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Lead Underwriter and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10.    Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company and the Guarantors or their officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company, the Guarantors or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company, the Guarantors and the Underwriters pursuant to Section 8 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11.    Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representatives, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD-IBD, c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, N.Y. 10036, Attention: Syndicate Department, c/o Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration; or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 2103 City West Blvd., 4th Floor, Houston, Texas 77042, Attention: Timothy Knapp; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12.    Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13.    Representation of Underwriters. The Representatives will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representatives jointly will be binding upon all the Underwriters.

14.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15.    Absence of Fiduciary Relationship. The Company and the Guarantors acknowledge and agree that:

(a)    No Other Relationship. The Representatives have been retained solely to act as underwriters in connection with the sale of Offered Securities and that no fiduciary, advisory or agency relationship between the Company and the Guarantors, on the one hand, and the Representatives, on the other hand, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or is advising the Company or the Guarantors on other matters;

(b)    Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by the Company and the Guarantors following discussions and arms-length negotiations with the Representatives and the Company and the Guarantors are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)    Absence of Obligation to Disclose. The Company and the Guarantors have been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and the Guarantors and that the Representatives have no obligation to disclose such interests and transactions to the Company and the Guarantors by virtue of any fiduciary, advisory or agency relationship; and

(d)    Waiver. The Company and each of the Guarantors waives, to the fullest extent permitted by law, any claims it may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Representatives shall have no liability (whether direct or indirect) to the Company or the Guarantors in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company or the Guarantors.

16.    Applicable Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company and each of the Guarantors hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company and each of the Guarantors irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this

Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

[Signature Page Follows]

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Company, the Guarantors and the several Underwriters in accordance with its terms.

Very truly yours,

BRISTOW GROUP INC.

By:	/s/ L. Don Miller
	Name:	L. Don Miller
	Title:	Senior Vice President and Chief
Financial Officer

BRISTOW U.S. LLC

By:	/s/ Geoffrey L. Carpenter
	Name:	Geoffrey L. Carpenter
	Title:	Manager

BRISTOW ALASKA INC.

By:	/s/ Robert Phillips
	Name:	Robert Phillips
	Title:	President

BRISTOW HELICOPTERS INC.

By:	/s/ Geoffrey L. Carpenter
	Name:	Geoffrey L. Carpenter
	Title:	Vice President and Treasurer

BHNA HOLDINGS INC.

By:	/s/ Geoffrey L. Carpenter
	Name:	Geoffrey L. Carpenter
	Title:	Vice President and Treasurer

[Signature page to Underwriting Agreement — Convertible Notes]

BRISTOW U.S. LEASING LLC

By:	/s/ Geoffrey L. Carpenter
	Name:	Geoffrey L. Carpenter
	Title:	Vice President and Treasurer

[Signature page to Underwriting Agreement — Convertible Notes]

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Sean Tobin
	Name:	Sean Tobin
	Title:	Director

BARCLAYS CAPITAL INC.

By:	/s/ Syed Rajib Imteaz
	Name:	Syed Rajib Imteaz
	Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ Brad Hutchinson
	Name:	Brad Hutchinson
	Title:	Managing Director

Acting on behalf of themselves and as the Representatives of the several Underwriters.

[Signature page to Underwriting Agreement — Convertible Notes]

SCHEDULE A

Underwriters

Credit Suisse Securities (USA) LLC	$50,000,000
Barclays Capital Inc.	18,750,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	18,750,000
Citigroup Global Markets Inc.	12,500,000
J.P. Morgan Securities LLC	12,500,000
SunTrust Robinson Humphrey, Inc.	12,500,000

Total	$125,000,000

A-1

SCHEDULE B

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

The final term sheet, attached as Annex A to this Schedule B.

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

None

B-1

Annex A to Schedule B

(See attached)

B-2

Bristow Group Inc.

$125,000,000

aggregate principal amount of its

4.50% Convertible Senior Notes due 2023

This term sheet relates to the offering by the Issuer of the convertible senior notes described below and should be read together with the preliminary prospectus dated December 12, 2017 (the “Preliminary Prospectus”) (including the documents incorporated by reference therein) relating to the convertible senior notes before making a decision in connection with an investment in the convertible senior notes. The information in this term sheet supersedes the information in the Preliminary Prospectus to the extent that it is inconsistent therewith. Terms used but not defined herein have the meanings ascribed to them in the Preliminary Prospectus.

Aggregate principal amount of notes offered:	$125,000,000

Option to purchase additional notes:	13-day option to cover over-allotments, $18,750,000

Issue price:	100%, plus accrued interest, if any, from December 18, 2017

Gross proceeds:	$125,000,000 ($143,750,000 if full over-allotment option is exercised)

Underwriting discount:	2.25%

In addition to the underwriting discounts and commissions, the Issuer has agreed to reimburse Credit Suisse Securities (USA) LLC for certain reasonable and documented out-of-pocket fees and expenses.

Proceeds to Bristow Group:	$122.2 million ($140.5 million if full over-allotment option is exercised)

Annual interest rate:	4.50% per year, accruing from December 18, 2017

Maturity date:	June 1, 2023

Interest payment dates:	June 1 and December 1 of each year, beginning June 1, 2018

Record dates:	May 15 and November 15 of each year

Closing sale price of common stock on NYSE on December 13, 2017:	$12.51

Conversion price:	Initially approximately $15.64 per share of common stock (subject to adjustment)

Conversion rate:	Initially 63.9488 shares of common stock per $1,000 principal amount of notes (subject to adjustment)

Trade date:	December 14, 2017

Settlement date:	December 18, 2017 (T+2)

CUSIP/ISIN:	110394 AF0 / US110394AF04

Use of proceeds:	The Issuer estimates that the net proceeds from the offering will be approximately $121.4 million (or approximately $139.8 million if the underwriters exercise their over-allotment option in full) after deducting underwriting discounts and commissions and estimated offering expenses.

The Issuer expects to use approximately $89.6 million of the net proceeds from the offering to repay a portion of the indebtedness outstanding under its term loan and approximately $8.8 million of the net proceeds from the offering to pay the cost of the convertible note hedge transactions described in the Preliminary Prospectus (after such cost is partially offset by the proceeds to the Issuer of the warrant transactions described in the Preliminary Prospectus), with the remainder of the net proceeds from the offering to be used for general corporate purposes. If the underwriters exercise their over-allotment option, the Issuer expects to sell additional warrants and use a portion of the net proceeds from the sale of the additional notes to enter into additional convertible note hedge transactions with the option counterparties, as well as use a portion of the net proceeds from the sale of such additional warrants and additional notes to make additional repayments of the indebtedness outstanding under its term loan.

Adjustment to conversion rate upon a make-whole fundamental change:

Holders who convert their notes in connection with a make-whole fundamental change (as described in the Preliminary Prospectus) are entitled to a make-whole premium in the form of an increase in the conversion rate for notes surrendered for conversion in connection with such fundamental change. The following table sets forth the stock price and number of additional shares by which the conversion rate will be increased (in each case, subject to adjustment as set forth in the Preliminary Prospectus) upon a conversion in connection with a make-whole fundamental change that occurs in the corresponding period to be determined by reference to the stock price and effective date of the make-whole fundamental change:

Number of Additional Shares
(per $1,000 principal amount of notes)

	Stock Price
Effective Date	$12.51	$13.50	$14.50	$15.64	$17.50	$20.00	$25.00	$30.00	$35.00	$40.00	$50.00	$60.00
December 18, 2017	15.9872	13.9271	12.1751	10.5329	8.4381	6.4174	3.9270	2.5128	1.6407	1.0735	0.4315	0.1281
June 1, 2018	15.9872	13.8880	12.0998	10.4300	8.3109	6.2811	3.8052	2.4157	1.5663	1.0174	0.3999	0.1094
June 1, 2019	15.9872	13.8507	11.9515	10.1966	8.0007	5.9397	3.4999	2.1771	1.3884	0.8878	0.3344	0.0794
June 1, 2020	15.9872	13.5955	11.5551	9.6973	7.4213	5.3504	3.0137	1.8162	1.1300	0.7060	0.2476	0.0423
June 1, 2021	15.9872	13.1457	10.8851	8.8722	6.4884	4.4317	2.3040	1.3227	0.7981	0.4856	0.1531	0.0098
June 1, 2022	15.9872	12.1082	9.4620	7.2018	4.7078	2.8041	1.2189	0.6607	0.3980	0.2420	0.0625	0.0001
June 1, 2023	15.9872	10.1253	5.0167	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth on the table, in which case:

•	if the stock price is between two stock price amounts in the table above or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, based on a 365-day year, as applicable;

•	if the stock price is greater than $60.00 per share of common stock (subject to adjustment in the same manner as the stock prices set forth in the first row of the table above), no additional shares will be issued upon conversion; and

•	if the stock price is less than $12.51 per share of common stock (subject to adjustment in the same manner as the stock prices set forth in the first row of the table above), no additional shares will be issued upon conversion.

In no event will the applicable conversion rate after adjustment exceed 79.9360 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate.

Stabilizing transactions:	Prior to purchasing the notes being offered pursuant to the Preliminary Prospectus, one of the underwriters purchased, on behalf of the syndicate, 161,627 shares of common stock at an average price of $12.5157 per share in stabilizing transactions.

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC SunTrust Robinson Humphrey, Inc.

Additional Information:

The information under the caption “Capitalization” in the Preliminary Prospectus and each other location where it appears in the Preliminary Prospectus is hereby supplemented with the following information:

Capitalization

The amounts in the following line items under the “As adjusted” column (as of September 30, 2017) of the capitalization table are replaced as follows (in thousands):

•	The as adjusted amount (as of September 30, 2017) of “Cash and cash equivalents” is $129,143.

•	The as adjusted amount (as of September 30, 2017) of “Term Loan” is $61,197.

•	The as adjusted amount (as of September 30, 2017) of “Notes offered hereby” is $89,235.

•	The as adjusted amount (as of September 30, 2017) of “Unamortized debt issuance costs” is $(20,826).

•	The as adjusted amount (as of September 30, 2017) of “Total debt” is $1,308,141.

•	The as adjusted amount (as of September 30, 2017) of “Additional paid-in capital” is $851,755.

•	The as adjusted amount (as of September 30, 2017) of “Total stockholders’ investment” is $1,268,793.

•	The as adjusted amount (as of September 30, 2017) of “Total capitalization” is $2,576,934.

The following footnotes to the capitalization table are replaced as follows:

•	(1) Includes $89.6 million repayment with proceeds received from this offering.

•	(5) Includes $3.6 million in underwriting discounts and estimated costs for this offering.

The Issuer has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (including the prospectus supplement) in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at

www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and applicable prospectus supplement if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Barclays Capital Inc. toll free at 1-800-603-5847 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE C

See attached

C-1

SCHEDULE D

December 13, 2017

BRISTOW GROUP INC.

2103 City West Boulevard, 4th Floor

Houston, TX 77042

Credit Suisse Securities (USA) LLC

Barclays Capital Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

As Representatives of the several Underwriters

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-2629

Ladies and Gentlemen:

The undersigned understands that Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Bristow Group Inc., a Delaware corporation (together with any successor (by merger or otherwise) thereto, the “Company”), providing for the public offering (the “Offering”) by the several underwriters named in Schedule A thereto (the “Underwriters”) of Convertible Senior Notes due 2023 (the “Securities”). As an inducement to the Underwriters to execute the Underwriting Agreement, the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not, directly or indirectly, take any of the following actions with respect to any Securities, shares of the Company’s common stock into which the Securities are convertible (the “Underlying Shares”) or any securities convertible into or exchangeable or exercisable for any of the Securities or Underlying Shares (collectively, the “Lock-Up Securities”): (i) offer, sell, contract to sell, pledge or otherwise dispose of Lock-Up Securities, or enter into a transaction that would have the same effect, (ii) offer, sell, contract to sell, contract to purchase any option, right or warrant to purchase Lock-Up Securities, or enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, Underlying Shares or such other securities, whether any such aforementioned transaction is to be settled by delivery of the Securities, Underlying Shares or such other securities, in cash or otherwise, or (iv) publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC on behalf of the Underwriters. In addition, the undersigned agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Lock-Up Securities.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement (this “Agreement”) and continue and include the date 60 days after the public offering date set forth on the final prospectus used to sell the Securities pursuant to the Underwriting Agreement (the “Public Offering Date”).

Any Lock-Up Securities received upon exercise of options granted to the undersigned will also be subject to this Agreement. A transfer of the Lock-Up Securities to a family member or trust, as bona fide gifts or by will or intestacy, may be made, provided the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 or voluntary report made after the expiration of the Lock-Up Period).

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of the Lock-Up Securities if such transfer would constitute a violation or breach of this Agreement.

This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before 45 days from the date of this Agreement. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

Very truly yours,

Name: [Name of officer, director]

SCHEDULE E

BRISTOW GROUP INC.

Significant Subsidiaries of the Registrant

Company	Place of Incorporation	Percentage of Stock Owned
BL Holdings II C.V.	Netherlands	100%
BHNA Holdings Inc.	Delaware	100%
BL Holdings B.V.	Netherlands	100%
BL Scotia LP	Scotland	100%
BriLog Leasing Ltd.	Cayman Islands	100%
Bristow Aviation Holdings Limited	England	49%

Bristow Cayman Ltd.	Cayman Islands	100%
Bristow Helicopter Group Limited	England	100%*
Bristow Helicopters Australia Pty. Ltd	Australia	100%*
Bristow Helicopters Inc.	Delaware	100%
Bristow Helicopters Limited	England	100%*
Bristow International Panama S. de RL	Panama	100%
Bristow Technical Services Limited	England	100%*
Bristow (UK) LLP	England	100%
Bristow U.S. LLC	Louisiana	100%
Bristow Worldwide LP	England	**
Caledonian Helicopters Limited	England	100%*
United Helicopters Limited	England	100%*

*	Percentage owned by Bristow Aviation Holdings Limited (BAHL) or its subsidiaries.
**	Bristow Worldwide LP is a partnership between Bristow (UK) LLP and BAHL. Under the Partnership Agreement 95.88% of the profits and losses of BriLog Leasing Ltd. and Bristow Cayman Ltd. and 5% of the profits and losses of Bristow Helicopter Group Limited and its subsidiaries are allocated to Bristow (UK) LLP. The remaining 4.12% of the profits and losses of BriLog Leasing Ltd. and Bristow Cayman Ltd. and 95% of the profits and losses of Bristow Helicopter Group Limited and its subsidiaries are allocated to BAHL. Bristow Group Inc. indirectly owns 49% of the ordinary shares of BAHL.

E-1